UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                         Commission file number: 0-10222


                          QUALIFIED PROPERTIES 80, L.P.
                          -----------------------------
             (Exact name of registrant as specified in its charter)


         3 World Financial Center, 29th Floor, New York, NY 10285-2900,
                     (212) 526-3183, Attn.: Andre Anderson
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Units of Limited Partnership Interest
                      -------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]                 Rule 12h-3(b)(1)(i)   [X]
      Rule 12g-4(a)(1)(ii)                      Rule 12h-3(b)(1)(ii)
      Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(i)
      Rule 12g-4(a)(2)(ii)                      Rule 12h-3(b)(2)(ii)
      Rule 15d-6

        Appropriate number of holders of record as of the certification or notice date: 0. The General Partner of the Registrant has filed, with the Secretary of State of the State of Virginia, a Certificate of Cancellation of the Certificate of Limited Partnership of Qualified Properties 80, L.P. effective as of March 29, 2000.

        Pursuant to the requirements of the Securities Exchange Act of 1934, Qualified Properties 80, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     QUALIFIED PROPERTIES 80, L.P.

                                By:  QP80 Real Estate Services Inc.
                                     General Partner


Date:  March 30, 2000                By:  /s/Michael T. Marron
                                          -------------------------------------
                                          Michael T. Marron
                                          President and Chief Financial Officer